                                                      1933 Act File No. 33-74534
                                                      1940 Act File No. 811-8314


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        ---------------------------------


                                  FORM N-18F-1

                NOTIFICATION OF ELECTION TO RULE 18f-1 UNDER THE
                         INVESTMENT COMPANY ACT OF 1940


                            SCHWAB ANNUITY PORTFOLIOS
--------------------------------------------------------------------------------
                           (Exact Name of Registrant)


                            NOTIFICATION OF ELECTION


         The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

         Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on the 5th day of October 1995.

                                           SCHWAB ANNUITY PORTFOLIOS


                                           By: /s/ William J. Klipp
                                              -------------------------
                                              William J. Klipp
                                              Senior Vice President and
                                                Chief Operating Officer

Attest:  /s/ Frances Cole
         ----------------
         Frances Cole
         Secretary